Exhibit 10.2
FIRST AMENDMENT TO FACILITY LETTER

This First Amendment to Facility Letter (herein, the “Amendment”) is entered into as of June 30, 2021, between Werner Enterprises, Inc., a Nebraska corporation (the “Borrower”), and BMO Harris Bank N.A. (the “Bank”).

PRELIMINARY STATEMENTS

A.    Borrower and Bank are parties to that certain Facility Letter, dated as of May 14, 2019 (as amended, restated, modified or otherwise supplemented from time to time, the “Facility Letter”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Facility Letter.

B.    Borrower has or is expected to enter into a purchase agreement to acquire approximately 80% of the equity interests of ECM Associated, LLC, a Delaware limited liability company (“ECM”). Following such acquisition, Borrower expects ECM and/or certain of its wholly owned subsidiaries will constitute a Material Domestic Subsidiary, as defined in the Facility Letter. Borrower has requested that Bank amend the Facility Letter to exclude ECM and its wholly owned subsidiaries from the requirement to provide a Guaranty pursuant to Section 12(s) of the Facility Letter, and Bank is willing to do so on under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Facility Letter shall be and hereby is amended as follows:

1.1.    Section 12(s) of the Facility Letter shall be amended to include the following at the end of such Section:

Notwithstanding the foregoing, ECM Associated, LLC, a Delaware limited liability company (“ECM”) and each of its wholly owned subsidiaries shall not be required to become a Guarantor pursuant to the requirements of this Section even if it is a Material Domestic Subsidiary if and only so long as (1) Borrower and its Subsidiaries and Affiliates own less than 100% of the voting equity interests in ECM, and (2) neither ECM nor any of its wholly owned subsidiaries is required to, and does not, guarantee the obligations of Borrower owing to any other creditor party to that certain Intercreditor Agreement, dated as of July 13, 2015, among Bank, Wells Fargo Bank, National Association, and U.S. Bank National Association (as the same may be amended, modified or restated from time to time, the “Intercreditor Agreement”). If at any time ECM or any of its wholly owned subsidiaries is a Material Domestic Subsidiary and either Borrower and its Subsidiaries and Affiliates own 100% of the voting equity interests in ECM or ECM or any of its wholly owned subsidiaries guarantees or is required to guarantee the obligations of Borrower owing to any other creditor party to the Intercreditor Agreement, then Borrower shall cause ECM and/or each of its wholly owned subsidiaries which is a Material Domestic Subsidiary to promptly become a Guarantor pursuant to the terms and conditions of this Section.

1.2. Immediately following Borrower’s acquisition of ECM, Exhibit E of the Facility Letter shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto and made a part hereof.

Section 2.    Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.    Borrower and Bank shall have executed and delivered this Amendment.

2.2.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to Bank and its counsel.

Section 3.    Representations.

In order to induce Bank to execute and deliver this Amendment, Borrower hereby represents to Bank that as of the date hereof the representations and warranties set forth in Section 11 of the Facility Letter are and shall be and remain true and correct (except that the representations contained in Section 11(c) shall be deemed to refer to the most recent financial statements of Borrower delivered to Bank) and Borrower is in compliance with the terms and conditions of the Facility Letter and no Event of Default or event or circumstance which, with the giving of notice or lapse of time or both, would constitute an Event of Default has occurred and is continuing under the Facility Letter or shall result after giving effect to this Amendment.

Section 4.    Miscellaneous.

4.1.    Except as specifically amended herein, the Facility Letter shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Facility Letter, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Facility Letter, any reference in any of such items to the Facility Letter being sufficient to refer to the Facility Letter as amended hereby. This Amendment is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Facility Letter, except as specifically set forth herein. Without limiting the foregoing, Borrower agrees to comply with all of the terms, conditions, and provisions of the Facility Letter except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Amendment.

4.2.    Borrower agrees to pay on demand all costs and expenses of or incurred by Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for Bank.

4.3.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of a portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

This First Amendment to Facility Letter is entered into as of the date and year first above written.

Werner Enterprises, Inc.

By /s/ Derek J. Leathers
Derek J. Leathers, Chairman, President &
Chief Executive Officer

By /s/ John J. Steele
John J. Steele, Executive Vice President,
Treasurer & Chief Financial Officer

Accepted and agreed to.

BMO Harris Bank N.A.
By /s/ Kenneth J. Kramer
Name Kenneth J. Kramer
Title Managing Director

Exhibit E

Subsidiaries

No.	Subsidiary Name	Jurisdiction of Organization	Percentage Ownership	Material Domestic Subsidiary (Yes or No)

1.	Werner Leasing LLC	Nebraska	100%	No
2.	Gra‑Gar, LLC	Delaware	100%	No
3.	Werner Management, Inc.	Nebraska	100%	No
4.	Fleet Truck Sales, Inc.	Nebraska	100%	No
5.	Werner Global Logistics, Inc.	Nebraska	100%	No
6.	Werner Transportation, Inc.	Nebraska	100%	No
7.	Werner de Mexico, S. de R.L. de C.V.	Mexico	100%	No
8.	Werner Enterprises Canada Corporation	Canada	100%	No
9.	Werner Leasing de Mexico, S. de R.L. de C.V.	Mexico	100%	No
10.	Werner Global Logistics U.S., LLC	Nebraska	100%	No
11.	Werner Global Logistics (Barbados), SRL	Barbados	100%	No
12.	Werner Global Logistics (Shanghai), Co., Ltd.	China	100%	No
13.	WECC, Inc.	Nebraska	100%	No
14.	Werner Global Logistics Mexico, S. de R.L. de C.V.	Mexico	100%	No
15.	American Institute of Trucking, Inc.	Arizona	100%	No
16.	CG&G, Inc.	Nebraska	100%	No
17.	CG&G II, Inc.	Nebraska	100%	No
18.	Career Path Training, Inc.	Florida	100%	No
19.	Werner International Freight Forwarding (Shanghai), Co. Ltd.	China	100%	No
20.	American Consulting Services Corp.	Florida	100%	No
21.	ECM Associated, LLC	Delaware	80%	Yes